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                                                                   EXHIBIT (D)4
                                                Strictly Private & Confidential

Nokia Internet Communications, Inc.
313 Fairchild Drive
Mountain View, CA 94043

Attention: Mika Vehvilainen

                                                               October 16, 2000

Ladies and Gentlemen:

Confidentiality Agreement (this "Agreement")

You have expressed an interest in a possible negotiated transaction (the "Proposed Transaction") involving Ramp Networks, Inc.'s ("Ramp") business (the "Business"). In consideration of Ramp making the Confidential Information about the Business available to you, you hereby agrees as set out below:

1. For the purposes of this Agreement

   "Confidential Information" means all information (whether written, oral or in any other form) furnished to you after the date hereof in connection with the Proposed Transaction by Ramp or by Ramp's Representatives, and all information regarding the existence, nature or progress of any negotiations relating to the Proposed Transaction. Confidential Information shall also expressly include all data, reports, analyses, compilations, studies, evaluations or forecasts prepared by you that contain or otherwise reflect, in whole or in part, or are based upon any of the foregoing. As used in this Agreement, the term "Representative" means, as to any person, the directors, officers, employees, agents, advisors (including without limitation, financial advisors, counsel and accountants) and other Representatives of such person, such person's Affiliates and such person's financial sources. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual. As used in this Agreement, the term "Affiliate" of a person means any second person under common control with the first person.

2. All Confidential Information shall be kept strictly confidential and you shall not disclose in whole or in part any Confidential Information to any person other than those of your Representatives, who in your reasonable judgement need to know any Confidential Information for the purpose of evaluating the Proposed Transaction and are informed of the confidential nature of the Confidential Information. You expressly agree that you shall be responsible for any breach of this Agreement by your Representatives and shall take all reasonable necessary measures to restrain your Representatives from unauthorized disclosure or use of the Confidential Information.

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3. The Confidential Information shall be used by you and by any person to whom it is property disclosed in accordance with Section 2 of this agreement solely for the purpose of evaluating and negotiating the Proposed Transaction and may not be used for any other purpose. It is expressly acknowledged and agreed by Ramp that you are currently engaged in the design and manufacture of products similar to those forming a material part of the Business and that, except as expressly agreed herein in respect of Confidential Information, nothing in this Agreement shall be construed to limit your right and freedom to design and manufacture products that perform similar functions or have similar features to those of the current and planned products of Ramp.

4. The obligation to maintain the confidentiality of the Confidential Information shall terminate upon the earlier of (i) the consummation of the Proposed Transaction or (ii) otherwise the third anniversary of the date first written above.

5. The obligations to maintain the confidentialilty of and not to use the Confidential Information do not extend to nor apply to Confidential Information (i) which at the time of disclosure to you is publicly available or (ii) which, after such disclosure, becomes publicly available otherwise than through an unauthorized disclosure by you or your Representatives or (iii) which was in your possession prior to such disclosure and which was not acquired directly or indirectly from Ramp or
   (iv) which is independently developed or derived by you or (v) which, on the advice of legal counsel, you are compelled to disclose by legal process, law, regulation or stock exchange rule; provided, however, that in such event you shall provide Ramp with prompt written notice so that Ramp may seek a protective order or other appropriate remedy and provided, further, that you shall use your reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such information.

6. You shall be free to use for any purpose the residuals (hereinafter "Residuals") resulting from access to or work with Confidential Information. The term "Residuals" means those concepts or ideas which are of general application, and not related to any specific technology or project and which are retained in the unaided memories of those employees that work with the Confidential Information, without reference to any material which is written, stored in magnetic, electronic or physical form or otherwise fixed, and expressly excluding any information or works protected by copyright, patent or similar legislation. An employee's memory is unaided if the employee is not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. You shall not have any obligation to limit or restrict the assignment of persons retaining Residuals or to pay royalties for any work resulting from the use of such Residuals.

7.If you determine that you do not wish to proceed with the Proposed
   Transaction, you will advise Ramp of that decision. In that case, or in the event that Ramp so requests or the Proposed Transaction is not consummated by you, you will, upon Ramp's request, destroy all Confidential Information, in your possession or in the possession of any Representative of yours.

8.Notwithstanding anything in this Agreement to the contrary, Ramp represents and warrants that it may rightfully disclose or make available Confidential Information to you without the violation of any contractual, legal, fiduciary, or other obligation to any person, and Ramp agrees to indemnify and hold harmless in full you and your Representatives against any and all damages, costs and expenses of any nature whatsoever (including, but not limited to attorney's fees) incurred by you or your Representatives in connection with the untruth of such representation or the breach by Ramp of such warranty. Although Ramp has endeavored to include in the Confidential Information all material which it believes to be relevant for your evaluation, you understand and agree that Ramp makes no warranty as to the accuracy or completeness of any Confidential Information and you agree to take full responsibility for all conclusions you may derive from the Confidential Information.

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9.You agree that, without the prior written consent of Ramp, you will not, for a period of twelve months from the date of this Agreement, directly solicit for employment any person who is now employed by Ramp and who is identified by you as a result of your evaluation or otherwise in connection with the Proposed Transaction; provided, however, that the foregoing provision shall not, including but not limited to, prohibit any advertisement or general solicitation that is not specifically targeted at such persons, or persons known to you prior to the date hereof.

10.You understand that (i) Ramp shall conduct the process for a Proposed
   Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such Proposed Transaction may be changed at any time without notice to you or any other person, (iii) Ramp shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against Ramp or its directors, officers, stockholders, owners, affiliates or agents arising out of relating to the Proposed Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof).

11.You agree that for a period (the "Restricted Period") from the date of this Agreement until the earlier of (i) a period of twelve months or (ii) the occurrence of a Significant Event (as defined below), neither you nor any of your Representatives will, without the prior written consent of Ramp, or its Board of Directors;

  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, alone or as part of a group, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Ramp, or of any successor to or person in control of Ramp, or any assets of Ramp or of any such successor or controlling person;

  (b) seek to advise or influence any person or entity with respect to the voting of any voting securities of Ramp;

  (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Ramp or any of its securities or assets; or

   During the Restricted Period, Ramp will promptly advise you of any Significant Event, "Significant Event" shall mean any of the following: (1) the acquisition by any person or 13D Group (as defined below) or beneficial ownership of Voting Securities (as defined below) representing 10% or more of the then outstanding Voting Securities; (ii) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D group, 10% or more of then outstanding Voting Securities; or (iii) Ramp enters into a definitive agreement relating to any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of Ramp ("Common Stock") would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of Common Stock would be owned by persons other than the then current holders of shares of Common Stock, or which would result in all or a substantial portion of Ramp's assets being sold to any person or 13D Group. "Voting Securities" shall mean at any time shares of any class of capital stock of Ramp which are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of Common Stock shall be deemed to have been so converted, exchanged or exercised. "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would require under Section 13D of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of
   Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

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12. You agree that, unless and until a definitive agreement between you and
    Ramp with respect to the Proposed Acquisition has been executed and delivered, neither you nor Ramp will be under any legal obligation of any kind whatsoever with respect to the Proposed Transaction by virtue of this Agreement or any other written or oral expression by it or by any of its Representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

13. You confirm that you will be responsible for any costs incurred by yourselves and your Representatives in pursuing the Proposed Transaction.

14. You acknowledge and agree that damages only would not be an adequate remedy for any breach of this Agreement by you and that accordingly the parties entitled to the benefit of this Agreement shall be entitled (but not limited) to injunctive or other equitable relief.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute arising out of or relating to this Agreement shall be finally settled by arbitration in San Francisco, California, under the rules then in effect of the American Arbitration Association.

16. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this agreement is not affected in any manner materially adverse to either party.

17. This Agreement may be executed and delivered (including facsimile transmission) in one or more counterparts, each of which when delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement contains the entire agreement between you and Ramp concerning confidentiality of the Confidential Information, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon you or Ramp, unless approved in writing by you and Ramp.

   Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

                                          RAMP NETWORKS, INC.

                                              /s/ Mahesh Veerina
                                          By: _________________________________
                                          Name: Mahesh Veerina
                                          Title: President & CEO.

Accepted and agreed as of the date
first written above:

NOKIA INTERNET COMMUNICATIONS INC.

   /s/ Mika Vehvilainen
By: _________________________________
Name: Mika Vehvilainen
Title: Senior Vice President

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